Exhibit 99.1

SYSTEMAX REPORTS FIRST QUARTER 2011 FINANCIAL RESULTS

-- Sales Grow to a First Quarter Record $930 million, Led by B2B Channels --

PORT WASHINGTON, NY, May 10, 2011 – Systemax Inc. (NYSE:SYX) today announced financial results for the first quarter ended March 31, 2011.

Performance Summary (U.S. dollars in millions, except per share data)
Highlights	Quarter Ended March 31,
	2011	2010
Sales	$929.9	$915.2
Gross Profit	$130.5	$124.6
Gross Margin	14.0%	13.6%
Operating Income	$18.6	$20.4
Operating Margin	2.0%	2.2%
Diluted earnings per share	$0.36	$0.31
One-time charges, after tax, per diluted share	$0.01	$-

First Quarter 2011 Financial Highlights:
•	Consolidated sales grew 2% to $929.9 million in U.S. dollars. On a constant currency basis, sales grew 1%.
•	Business to business channel sales grew 8% to $480.5 million in U.S. dollars. On a constant currency basis, sales grew 7%.
•	Consumer channel sales declined 4% to $449.4 million in U.S. dollars. On a constant currency basis, sales declined 5%.
•	“Same store” business to business channel sales grew 7%, while same store consumer channel sales declined 8%.
•	One-time charges were $0.5 million or approximately $0.01 per diluted share after tax, for costs primarily related to an internal whistleblower investigation.
●	Diluted earnings per share (EPS) was $0.36.

Richard Leeds, Chairman and Chief Executive Officer, said, “We had a solid start to 2011 that underscores the channel, product and geographic diversity that define Systemax.  Our Technology Products business to business operations continue to perform well, particularly in Europe as the business climates in most of our locations appear to have stabilized.  In addition, the Industrial Products group had another outstanding quarter, delivering strong double digit growth from product expansion and other growth initiatives.  Consumer channel results were soft, reflecting the choppy economic environment; however, we did see improvement in our performance as we moved through the quarter.  We are also beginning to see encouraging signs from the strategic initiatives we have underway to improve our margins performance.  In fact, gross margins for the first quarter improved on both a year ago and sequential basis. Operating margins declined due to investments in business to business operations, including the addition of sales heads and costs related to new stores and the new distribution center for the Technology Products segment. Overall we are well positioned with a solid balance sheet, which provides us tremendous financial flexibility and a deep management team that is committed to building long-term value for our shareholders.”

Supplemental Channel Sales Summary (in millions)
Channel	Quarter Ended March 31,
	2011	2010
Business to business,1	$480.5	$445.2
Consumer, 2	$449.4	$470.0
Consolidated Sales	$929.9	$915.2

1Includes sales from managed business relationships, including outbound call centers and extranets, and the entire Industrial Products and Corporate segments
  2 Includes sales from retail stores, consumer websites, inbound call centers and television shopping

Supplemental “Same Store” Channel Growth1 – Q1 2011 vs Q1 2010
Channel	Change
Business to business	7%
Consumer	-8%
Consolidated Sales	-0.4%

1Comprised of revenue at retail stores, websites and call centers operating for at least 14 full months as of the beginning of the current comparison period and computed on a constant currency basis.  The method of calculating comparable store and channel sales varies across the retail and direct marketing industry.  As a result, Systemax’s method of calculating comparable sales may not be the same as other companies’ methods.

Supplemental Product Category Sales Summary (in millions)
Product Category	Quarter Ended March 31,
	2011	2010
Computer accessories & software	$270.6	$256.8
Computers	$218.7	$227.6
Consumer electronics	$205.6	$205.7
Computer components	$142.5	$147.2
Industrial products	$70.8	$54.5
Other	$21.7	$23.4
Consolidated sales	$929.9	$915.2

Supplemental Business Unit Sales Summary (in millions)
Business Unit	Quarter Ended March 31,
	2011	2010
Technology Products	$858.3	$860.1
Industrial Products	$70.8	$54.5
Corporate and Other	$0.8	$0.6
Consolidated sales	$929.9	$915.2

Working capital grew during the quarter by $19.2 million to $320.1 million as of March 31, 2011, primarily due to net income for the quarter.   Cash and cash equivalents grew during the quarter by $20.2 million to $112.3 million and as of March 31, 2011 the Company had availability under its credit facility of approximately $115.8 million and total cash and available liquidity of approximately $228.0 million.  Short and long-term debt totaled approximately $24.0 million at March 31, 2011.

The Company’s effective tax rate for the quarter was 30.8%, compared to 37.5% last year.    The lower quarterly effective tax rate was primarily due to a higher mix of taxable income in countries with lower tax rates.

Earnings Conference Call Details

Systemax Inc. will host a teleconference to discuss its first quarter 2011 results today, May 10, 2011 at 5:00 p.m. Eastern Time.  To access the teleconference, please dial 877-881-2609 (U.S. callers) or 970-315-0463 (Int’l callers) and reference passcode 64478513 ten minutes prior to the start time. The teleconferencing will also be available via live webcast on the Company’s Web site at www.systemax.com. A replay of the conference call will be available through May 17, 2011. It can be accessed by dialing 800-642-1687 (U.S. callers) or 706-645-9291 (Int’l callers), passcode 64478513. The webcast will also be archived on www.systemax.com for approximately 90 days.

About Systemax Inc.

Systemax Inc. (http://www.systemax.com), a Fortune 1000 company, sells personal computers, computer components and supplies, consumer electronics and industrial products through a system of branded e-Commerce web sites, retail stores, relationship marketers and direct mail catalogs in North America and Europe. The primary brands are TigerDirect, CompUSA, Circuit City, MISCO, WStore and Global Industrial.

Forward-Looking Statements

This press release contains forward-looking statements about the Company’s performance.  These statements are based on management’s estimates, assumptions and projections and are not guarantees of future performance.  The Company assumes no obligation to update these statements.  Actual results may differ materially from results expressed or implied in these statements as the result of risks, uncertainties and other factors including, but not limited to: (a) unanticipated variations in sales volume, (b) economic conditions and exchange rates, (c) actions by competitors, (d) the continuation of key vendor relationships, (e) the ability to maintain satisfactory loan agreements with lenders, (f) risks associated with the delivery of merchandise to customers utilizing common carriers, (g) the operation of the Company’s management information systems, and  (h) unanticipated legal and administrative proceedings.  Please refer to “Risk Factors” and the Forward Looking Statements sections contained in the Company’s Form 10-K for a more detailed explanation of the inherent limitations in such forward-looking statements.

INVESTOR/ MEDIA CONTACTS:
Dianne Pascarella / Nancy Zakhary
Brainerd Communicators, Inc.
212-986-6667
pascarella@braincomm.com
nancy@braincomm.com
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SYSTEMAX INC. Condensed Consolidated Statements of Operations – Unaudited (In thousands, except per share amounts)
	Quarter Ended
	March 31*
	2011	2010
Net sales	$929,867	$915,237
Cost of sales	799,369	790,636
Gross profit	130,498	124,601
Gross margin	14.0%	13.6%
Selling, general and administrative expenses	111,369	104,188
Reorganization and other charges	504	-
Operating income	18,625	20,413
Operating margin	2.0%	2.2%
Interest and other (income) expense	(979)	1,616
Income before income taxes	19,604	18,797
Provision for income taxes	6,038	7,046
Effective tax rate	30.8%	37.5%
Net income	$13,566	$11,751
Net margin	1.5%	1.3%

Net income per common share:
Basic	$0.37	$0.32
Diluted	$0.36	$0.31
Weighted average shares:
Basic	37,157	36,785
Diluted	37,708	37,471

SYSTEMAX INC.
Condensed Consolidated Balance Sheets
(In thousands)
	(Unaudited)
	March 31	December 31
	2011	2010
Current assets:
Cash and cash equivalents	$112,284	$92,077
Accounts receivable, net	282,809	276,344
Inventories	373,874	370,375
Prepaid expenses and other current assets	22,628	26,441
Total current assets	791,595	765,237
Property, plant and equipment, net	74,412	73,765
Goodwill, intangibles and other assets	55,135	55,098
Total assets	$921,142	$894,100

Current liabilities:
Short-term debt	$17,220	$2,655
Accounts payable and accrued expenses	454,311	461,710
Total current liabilities	471,531	464,365
Long-term debt	6,777	7,386
Other liabilities	14,273	13,081
Shareholders’ equity	428,561	409,268
Total liabilities and shareholders’ equity	$921,142	$894,100

* Systemax manages its business and reports using a 52-53 week fiscal year that ends at midnight on the Saturday closest to December 31.  For clarity of presentation, fiscal years and quarters are described as if they ended on the last day of the respective calendar month.  The actual fiscal quarter ended on April 2, 2011. The first quarters of both 2011 and 2010 included 13 weeks.